As filed with the Securities and Exchange Commission on October 13, 2009
Registration No. 33-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

STANDARD MICROSYSTEMS CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation or organization)

11-2234952
(I.R.S. Employer Identification
No.)

80 Arkay Drive
Hauppauge, New York 11788
(631) 434-4600

(Address, including zip code, and telephone number of registrant's principal executive offices)

Standard Microsystems Corporation 2009 Long Term Incentive Plan

(Full Title of the Plan)

Walter Siegel, Esq.
Standard Microsystems Corporation
80 Arkay Drive
Hauppauge, New York 11788
(631) 434-4600
(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

with copies to:
Robert J. Raymond, Esq.
Cleary, Gottlieb, Steen & Hamilton
One Liberty Plaza
New York, NY 10006
(212) 225-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
	Title of Securities	Amount	Proposed Maximum	Proposed Maximum	Amount of
	to be	to be	Offering Price Per	Aggregate Offering	Registration
Name of Plan	Registered	Registered (1)	Share	Offering Price	Fee

Standard Microsystems	Common Stock, par	49,500	$21.60 (2)	$1,069,200.00	$59.66
Corporation 2009 Long Term	value $.10 per share
Incentive Plan

Standard Microsystems	Common Stock, par	3,950	$24.40 (2)	$96,380.00	$5.38
Corporation 2009 Long Term	value $.10 per share
Incentive Plan

Standard Microsystems	Common Stock, par	5,291,126	$21.46 (3)	$113,547,563.96	$6,335.95
Corporation 2009 Long Term	value $.10 per share
Incentive Plan

Total		5,344,576		$114,713,143.96	$6,400.99

(1)
Consists of shares of common stock (the "Shares") of Standard Microsystems Corporation (the "Registrant" or the "Corporation") to be made available pursuant to the 2009 Long Term Incentive Plan (the "Plan"). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also registers such indeterminate number of Shares that may be necessary to adjust the number of Shares reserved for issuance pursuant to the Plan as a result of stock splits, stock dividends, recapitalization or similar adjustments or transactions affecting the outstanding Shares of the Registrant.

(2)
With respect to Shares covered by stock options and stock awards granted prior to the filing of this Registration Statement, calculated pursuant to Rule 457(h) under the Securities Act, based upon the price at which the stock options may be exercised or the stock awards were granted.

(3)
With respect to Shares subject to future grant, estimated solely for the purpose of determining the amount of registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, and based upon the average of the high and low prices of the Shares on October 12, 2009 as reported on the NASDAQ.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will send or give the documents containing the information specified in Part I of Form S-8 to employees as specified by the Securities and Exchange Commission Rule 428(b)(1) under the Securities Act. The Registrant does not need to file these documents with the Securities and Exchange Commission either as part of this registration statement or as prospectuses or prospectus supplements under Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents, which previously have been filed by the Registrant with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference and made a part hereof:

(i) The Registrant's annual report on Form 10-K for the fiscal year ended February 28, 2009 (the "Annual Report"), filed with the Commission on April 28, 2009;

(ii) All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the Annual Report; and

(iii) The description of the Shares contained in the Corporation’s registration statement on Form 8-A, filed September 21, 1973, Registration Statement on Form 8-A, filed January 12, 1989, and Registration Statement on Form 8-A, filed January 15, 1998, File No. 0-7422.

All reports and other documents filed by the Corporation pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Nothing in this registration statement shall be deemed to incorporate information furnished but not filed with the Commission.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides generally that a corporation shall have the power to indemnify any person sued or threatened to be sued as a director, officer, employee or agent of the corporation, or of another corporation if that person is serving at the request of the indemnifying corporation, in non-derivative suits for expenses (including attorneys' fees), judgments, fines and amounts paid in settlement if the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the indemnifying corporation. In the case of criminal actions and proceedings, the person must also have had no reasonable cause to believe his conduct was unlawful. Indemnification of expenses, actually and reasonably incurred in connection with the defense or settlement of the action is authorized in stockholder derivative suits where the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the indemnifying corporation and so long as he had not been found liable to the indemnifying corporation. Even in this latter instance, the court may determine that in view of all the circumstances the person is entitled to indemnification for the expenses that the court deems proper. A person sued as a director or officer of a corporation who has been successful in defense of the action must be indemnified by the corporation against expenses.

The Registrant's By-laws include the indemnification provisions excerpted below:

4. (a) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

(b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

All directors and certain officers of the Registrant have entered into an indemnity agreement (the “Indemnity Agreements”) with the Registrant. The Indemnity Agreements describe the substantive and procedural rights of the above individuals to seek indemnity from the Registrant in the event any of them is or will be involved as a party or otherwise to a legal proceeding because any of them is or was a director or officer of the Registrant. The Indemnity Agreement generally provides that the Indemnitees will be indemnified to the fullest extent permitted by applicable law. The Indemnity Agreement generally excludes from its indemnification provisions proceedings initiated against the Registrant by the Indemnitee. This description of the Indemnity Agreement is qualified in its entirety by the form of the Indemnity Agreement, which is an exhibit to the Registrant’s 8-k filed on November 23, 2005.

The Registrant maintains directors' and officers' liability insurance for all its directors and officers.

In addition, under the Plan, any member of the Compensation Committee, which is responsible for the administration of the Plan, is indemnified to the fullest extent permitted by law with respect to any action taken, failure to act or determination made, in good faith in connection with the Plan.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits

The exhibits listed in the Exhibit Index are filed as a part of this Registration Statement.

Item 9.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hauppauge, New York on this 13th day of October, 2009.

STANDARD MICROSYSTEMS CORPORATION
(Registrant)

By:	/s/ KRIS SENNESAEL
Kris Sennesael Vice President and Chief Financial Officer
(Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this Form S-8 Registration Statement has been signed below by the following persons in the capacities indicated.

Signature and Title	Date

/s/ CHRISTINE KING	October 13, 2009
Christine King
President and Chief Executive Officer
(Principal Executive Officer)

/s/ JOSEPH S. DURKO	October 13, 2009
Vice President, Corporate Controller and
Chief Accounting Officer
(Principal Accounting Officer)

/s/ STEVEN J. BILODEAU	October 13, 2009
Steven J. Bilodeau
Chairman

/s/ ANDREW M. CAGGIA	October 13, 2009
Andrew M. Caggia
Director

/s/ TIMOTHY P. CRAIG	October 13, 2009
Timothy P. Craig
Director

/s/ PETER F. DICKS	October 13, 2009
Peter F. Dicks
Director

/s/ JAMES A. DONAHUE	October 13, 2009
James A. Donahue
Director

/s/ IVAN T. FRISCH	October 13, 2009
Ivan T. Frisch
Director

/s/ DR. KENNETH KIN	October 13, 2009
Dr. Kenneth Kin
Director

/s/ STEPHEN C. MCCLUSKI	October 13, 2009
Stephen C. McCluski
Director

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing

4.1	Standard Microsystems Corporation 2009 Long Term Incentive Plan	Incorporated by reference to Attachment A to the Registrant’s Proxy Statement filed on May 27, 2009

4.2	Certificate of Incorporation of Standard Microsystems Corporation, as amended and restated	Incorporated by reference to Exhibit 3.1 to the Registrant's Form 10-Q for the fiscal quarter ended August 31, 2006 filed on October 6, 2006

4.3	Amended and Restated By-Laws of Standard Microsystems Corporation	Incorporated by reference to Exhibit 3.2 to Registrant's Form 10-Q for the fiscal quarter ended August 31, 2007 filed on September 25, 2007

5.1	Opinion of Cleary, Gottlieb, Steen & Hamilton, LLP as to legality of securities being registered	Filed herewith

23.1	Consent of PricewaterhouseCoopers LLP	Filed herewith

23.2	Consent of Cleary, Gottlieb, Steen & Hamilton, LLP	Included in Exhibit 5.1

24.1	Power of Attorney	Filed herewith